Exhibit 99.1

EPR PROPERTIES REPORTS SECOND QUARTER RESULTS
2014 Investment Spending Guidance Increased by Approximately 10%

Kansas City, MO, July 24, 2014 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2014.

Three Months Ended June 30, 2014

•	Total revenue was $91.8 million for the second quarter of 2014, representing an 11% increase from $83.0 million for the same quarter in 2013.

•
Net income available to common shareholders was $34.8 million, or $0.65 per diluted common share, for the second quarter of 2014 compared to $26.5 million, or $0.56 per diluted common share, for the same quarter in 2013.

•
Funds From Operations (FFO) for the second quarter of 2014 was $50.4 million, or $0.94 per diluted common share, compared to $40.2 million, or $0.85 per diluted common share, for the same quarter in 2013.

•	FFO as adjusted for the second quarter of 2014 was $52.0 million, or $0.97 per diluted common share, compared to $46.4 million, or $0.98 per diluted common share, for the same quarter in 2013.

Six Months Ended June 30, 2014

•	Total revenue was $181.6 million for the six months ended June 30, 2014, representing a 9% increase from $165.9 million for the same period in 2013.

•
Net income available to common shareholders was $72.4 million, or $1.36 per diluted common share, for the six months ended June 30, 2014 compared to $61.8 million, or $1.31 per diluted common share, for the same period in 2013.

•	FFO for the six months ended June 30, 2014 was $103.1 million, or $1.94 per diluted common share, compared to $88.5 million, or $1.88 per diluted common share, for the same period in 2013.

•	FFO as adjusted for the six months ended June 30, 2014 was $101.5 million, or $1.91 per diluted common share, compared to $90.4 million, or $1.92 per diluted common share, for the same period in 2013.

David Brain, President and CEO, commented, “We continue to deliver consistent performance across our portfolio. I am particularly pleased with our team’s ability to source attractive investment opportunities, allowing us to increase our investment spending guidance for the year. These investments are supported by an increasingly strong balance sheet, which was recognized by a recent credit rating upgrade from S&P, whereby our unsecured debt is now rated investment grade across all three major rating agencies.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2014		2013
	Amount	FFO/share	Amount	FFO/share

FFO	$50,366	$0.94	$40,184	$0.85
Costs associated with loan refinancing or payoff	—	—	5,943	0.13
Transaction costs	756	0.01	224	—
Deferred income tax expense	842	0.02	—	—
FFO as adjusted	$51,964	$0.97	$46,351	$0.98

Dividends declared per common share		$0.86		$0.79
FFO as adjusted payout ratio		88%		81%

	Six Months Ended June 30,
	2014		2013
	Amount	FFO/share	Amount	FFO/share

FFO	$103,050	$1.94	$88,499	$1.88
Costs associated with loan refinancing or payoff	—	—	5,943	0.13
Transaction costs (benefit)	(2,424)	(0.05)	542	0.01
Gain on early extinguishment of debt	—	—	(4,539)	(0.10)
Gain on sale of land	(330)	—	—	—
Deferred income tax expense	1,249	0.02	—	—
FFO as adjusted	$101,545	$1.91	$90,445	$1.92

Dividends declared per common share		$1.71		$1.58
FFO as adjusted payout ratio		90%		82%

Portfolio Update

The Company's investment portfolio consisted of the following at June 30, 2014:

•
The Entertainment segment included investments in 125 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and five family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.6 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 53 public charter school properties and two early education centers. The Company’s portfolio of owned education properties consisted of 2.6 million square feet and was 100% leased.

•
The Recreation segment included investments in 14 metropolitan ski areas, four waterparks and eight golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 15.1 million square feet and was 99% leased. As of June 30, 2014, the Company also had invested approximately $182.9 million in property under development.

Investment Update

The Company's investment spending during the three months ended June 30, 2014 totaled $251.3 million (bringing the year-to-date investment spending to $319.7 million), and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $133.4 million, and was related primarily to the Company's acquisition of 11 theatre properties for a total purchase price of $117.7 million as well as investments in build-to-suit construction of six megaplex theatres and redevelopment of one existing megaplex theatre, each of which is subject to a long-term triple net lease or a long-term mortgage agreement.

•
Education investment spending totaled $65.7 million, and was related to investments in build-to-suit construction of 18 public charter schools, three private schools and six early childhood education centers, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $51.3 million, and was related to build-to-suit construction of 11 TopGolf golf entertainment facilities and additional improvements at two Top Golf golf entertainment facilities, and Camelback Mountain Resort, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•	Other investment spending totaled $0.9 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Sale of Four Public Charter Schools

As previously announced, on April 2, 2014, the Company completed the sale of four public charter school properties located in Florida and previously leased to affiliates of Imagine Schools, Inc. for net proceeds of $46.1 million. Accordingly, the Company reduced its investment in a direct financing lease, net, by $45.9 million which included $41.5 million in original acquisition cost. A gain of $0.2 million was recognized during the three months ended June 30, 2014.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 42% at June 30, 2014. Additionally, at June 30, 2014 the Company had $79.0 million outstanding under its $535.0 million unsecured revolving credit facility leaving $456.0 million of availability.

On April 21, 2014, the Company assumed a mortgage note payable of $90.3 million and a note payable of $1.9 million in conjunction with the acquisition of the 11 theatre properties discussed above. The mortgage note was recorded at fair value upon acquisition which was estimated to be $99.6 million. The carrying value of the note payable approximated fair value on the date of acquisition.

Standard & Poor's Ratings Upgrade

Subsequent to quarter end, on July 8, 2014, Standard & Poor’s Ratings Services (“S&P”) raised the Company’s corporate credit rating to BB+ from BB and also gave the Company a stable outlook. Additionally, the Company received an issue-level upgrade on the Company’s unsecured debt to investment grade of BBB- from BB+. The Company also has investment grade credit ratings from Moody’s (Baa2) and Fitch (BBB-) for both corporate and unsecured debt.

Dividend Information

The Company declared regular monthly cash dividends during the second quarter of 2014 totaling $0.855 per common share. This dividend represents an annualized dividend of $3.42, an 8.2% increase over the prior year.

The Company also declared second quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance

Based on the strength of investment spending to date as well as the current pipeline of build-to-suit projects, the Company is increasing its 2014 investment spending guidance to a range of $550 million to $600 million from its prior range of $500 million to $550 million and is confirming its 2014 guidance for FFO as adjusted per diluted share of a range of $4.00 to $4.10.

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2014 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Rental revenue	$69,918	$60,160	$136,349	$120,548
Tenant reimbursements	4,281	4,452	8,869	9,196
Other income	187	104	361	128
Mortgage and other financing income	17,401	18,236	36,064	36,031
Total revenue	91,787	82,952	181,643	165,903
Property operating expense	5,539	5,990	11,988	13,025
Other expense	219	187	318	336
General and administrative expense	7,079	6,051	14,541	12,703
Costs associated with loan refinancing or payoff	—	5,943	—	5,943
Gain on early extinguishment of debt	—	—	—	(4,539)
Interest expense, net	20,555	20,000	40,453	39,989
Transaction costs	756	224	952	542
Depreciation and amortization	16,002	13,176	31,329	25,998
Income before equity in income from joint ventures and other items	41,637	31,381	82,062	71,906
Equity in income from joint ventures	267	466	578	817
Gain on sale of land	—	—	330	—
Gain on sale of investment in a direct financing lease	220	—	220	—
Income before income taxes	42,124	31,847	83,190	72,723
Income tax expense	1,360	—	2,285	—
Income from continuing operations	$40,764	$31,847	$80,905	$72,723
Discontinued operations:
Income (loss) from discontinued operations	(4)	629	11	394
Transaction (costs) benefit	—	—	3,376	—
Gain on sale of real estate	—	—	—	565
Net income attributable to EPR Properties	40,760	32,476	84,292	73,682
Preferred dividend requirements	(5,952)	(5,952)	(11,904)	(11,904)
Net income available to common shareholders of EPR Properties	$34,808	$26,524	$72,388	$61,778
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.65	$0.55	$1.31	$1.30
Income from discontinued operations	—	0.01	0.06	0.02
Net income available to common shareholders	$0.65	$0.56	$1.37	$1.32
Diluted earnings per share data:
Income from continuing operations	$0.65	$0.55	$1.30	$1.29
Income from discontinued operations	—	0.01	0.06	0.02
Net income available to common shareholders	$0.65	$0.56	$1.36	$1.31
Shares used for computation (in thousands):
Basic	53,458	47,081	53,002	46,969
Diluted	53,654	47,294	53,189	47,172

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
FFO:
Net income available to common shareholders of EPR Properties	$34,808	$26,524	$72,388	$61,778
Gain on sale of real estate	—	—	—	(565)
Gain on sale of investment in a direct financing lease	(220)	—	(220)	—
Real estate depreciation and amortization	15,725	13,498	30,774	26,967
Allocated share of joint venture depreciation	53	162	108	319
FFO available to common shareholders of EPR Properties	$50,366	$40,184	$103,050	$88,499

FFO per common share attributable to EPR Properties:
Basic	$0.94	$0.85	$1.94	$1.88
Diluted	0.94	0.85	1.94	1.88
Shares used for computation (in thousands):
Basic	53,458	47,081	53,002	46,969
Diluted	53,654	47,294	53,189	47,172

Other financial information:
Straight-lined rental revenue	$1,107	$707	$2,218	$1,921
Dividends per common share	$0.86	$0.79	$1.71	$1.58

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs

(gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and six months ended June 30, 2014 and 2013 because the effect is not-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2014	December 31, 2013
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $439,242 and $409,643 at June 30, 2014 and December 31, 2013, respectively	$2,273,469	$2,104,151
Land held for development	203,443	201,342
Property under development	182,897	89,473
Mortgage notes and related accrued interest receivable	508,689	486,337
Investment in a direct financing lease, net	198,020	242,212
Investment in joint ventures	5,853	5,275
Cash and cash equivalents	13,589	7,958
Restricted cash	17,566	9,714
Deferred financing costs, net	21,902	23,344
Accounts receivable, net	42,830	42,538
Other assets	64,594	59,932
Total assets	$3,532,852	$3,272,276
Liabilities and Equity
Accounts payable and accrued liabilities	$70,383	$72,327
Dividends payable	21,191	19,553
Unearned rents and interest	29,507	17,046
Debt	1,659,801	1,475,336
Total liabilities	1,780,882	1,584,262
EPR Properties shareholders’ equity	1,751,593	1,687,637
Noncontrolling interests	377	377
Total equity	1,751,970	1,688,014
Total liabilities and equity	$3,532,852	$3,272,276

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.8 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com